Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

White Electronic Designs Corporation

We have audited the accompanying consolidated balance sheets of White Electronic Designs Corporation and subsidiaries (collectively, the “Company”) as of September 30, 2009 and September 27, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2009. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). We also have audited the Company’s internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of White Electronic Designs Corporation and subsidiaries as of September 30, 2009 and September 27, 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

In our opinion, White Electronic Designs Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by COSO.

/s/    GRANT THORNTON LLP

Phoenix, Arizona

December 11, 2009

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2009	September 27, 2008
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$64,170	$52,604
Accounts receivable, less allowance for doubtful accounts of $47 and $74	10,136	10,508
Inventories	15,642	15,359
Prepaid expenses and other current assets	3,607	2,027
Deferred income taxes	2,464	2,962
Assets held for sale	174	12,668

Total Current Assets	96,193	96,128
Property, plant and equipment, net	11,677	10,137
Deferred income taxes	1,100	1,900
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	796	1,662

Total Assets	$111,597	$111,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,823	$2,038
Accrued salaries and benefits	1,874	1,490
Other accrued expenses	1,546	1,260
Deferred revenue	923	4,016
Liabilities related to assets held for sale	352	2,327

Total Current Liabilities	8,518	11,131
Accrued pension liability	434	640
Other liabilities	755	948
Liabilities related to assets held for sale	—	101

Total Liabilities	9,707	12,820

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,464,726 and 25,048,639 shares issued	2,546	2,504
Treasury stock, 2,464,371 and 2,464,371 shares, at par	(247)	(247)
Additional paid-in capital	83,686	82,608
Retained earnings	16,270	14,241
Accumulated other comprehensive loss	(365)	(268)

Total Shareholders’ Equity	101,890	98,838

Total Liabilities and Shareholders’ Equity	$111,597	$111,658

The accompanying notes are an integral part of these consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	September 30, 2009	September 27, 2008	September 29, 2007
	(In thousands, except share and per share data)
Net sales	$62,559	$56,355	$52,073
Cost of sales	37,993	33,458	29,708

Gross profit	24,566	22,897	22,365

Operating expenses:
Selling, general and administrative	16,385	17,250	14,034
Research and development	4,408	3,611	3,406

Total operating expenses	20,793	20,861	17,440

Operating income	3,773	2,036	4,925
Interest income	441	1,585	2,540

Income from continuing operations before income taxes	4,214	3,621	7,465
Provision for income taxes	(1,218)	(1,138)	(2,292)

Income from continuing operations	2,996	2,483	5,173

Discontinued operations (Note 13):
Loss from discontinued operations, net of tax	(344)	(4,955)	(2,087)
Loss on sale of discontinued operations, net of tax	(623)	(3,515)	—

Loss from discontinued operations	(967)	(8,470)	(2,087)

Net income (loss)	$2,029	$(5,987)	$3,086

Income from continuing operations per common share:
Basic	$0.13	$0.11	$0.22

Diluted	$0.13	$0.11	$0.21

Loss from discontinued operations per common share:
Basic	$(0.04)	$(0.38)	$(0.09)

Diluted	$(0.04)	$(0.37)	$(0.09)

Net income (loss) per common share:
Basic	$0.09	$(0.27)	$0.13

Diluted	$0.09	$(0.26)	$0.13

Weighted average number of common shares and equivalents:
Basic	22,875,371	22,509,796	23,574,852
Diluted	23,121,614	23,042,748	24,107,677

The accompanying notes are an integral part of these consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
	(In thousands of dollars, except share data)
Balance, September 30, 2006	24,666,390	$2,467	$(29)	$90,637	$17,142	$(37)	$110,180
Net income	—	—	—	—	3,086	—	3,086

Comprehensive income							3,086

Stock options and warrants exercised	162,696	16	—	431	—	—	447
Restricted stock vested	12,500	1	—	(1)	—	—	—
Stock-based compensation expense	—	—	—	397	—	—	397
Common stock repurchased through common stock purchase plan	—	—	(154)	(7,887)	—	—	(8,041)
Tax benefits related to exercise of stock options and warrants	—	—	—	210	—	—	210
Adjustment to initially adopt SFAS 158, net of tax	—	—	—	—	—	93	93

Balance, September 29, 2007	24,841,586	2,484	(183)	83,787	20,228	56	106,372
Net loss	—	—	—	—	(5,987)	—	(5,987)
Defined benefit pension plan:
Net loss, net of tax	—	—	—	—	—	(102)	(102)
Net prior service cost, net of tax	—	—	—	—	—	(222)	(222)

Comprehensive loss							(6,311)

Stock options exercised	82,053	7	—	285	—	—	292
Restricted stock vested	125,000	13	—	(13)	—	—	—
Stock-based compensation expense	—	—	—	1,682	—	—	1,682
Common stock repurchased through common stock purchase plan	—	—	(64)	(3,158)	—	—	(3,222)
Tax benefits related to exercise of stock options	—	—	—	25	—	—	25

Balance, September 27, 2008	25,048,639	2,504	(247)	82,608	14,241	(268)	98,838
Net income	—	—	—	—	2,029	—	2,029
Defined benefit pension plan:
Net loss, net of tax	—	—	—	—	—	(139)	(139)
Net prior service cost, net of tax	—	—	—	—	—	42	42

Comprehensive income							1,932

Stock options exercised	338,587	34	—	518	—	—	552
Restricted stock vested	77,500	8	—	(8)	—	—	—
Stock-based compensation expense	—	—	—	388	—	—	388
Tax benefits related to exercise of stock options	—	—	—	180	—	—	180

Balance, September 30, 2009	25,464,726	$2,546	$(247)	$83,686	$16,270	$(365)	$101,890

The accompanying notes are an integral part of these consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	September 30, 2009	September 27, 2008	September 29, 2007
	(In thousands)
OPERATING ACTIVITIES:
Income from continuing operations	$2,996	$2,483	$5,173
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	2,775	2,498	2,284
Deferred income tax	1,381	(330)	(229)
Loss on disposition of property, plant and equipment	7	99	26
Stock-based compensation expense related to employee stock awards	388	1,682	397
Tax benefit related to exercise of stock awards	180	25	210
Excess tax benefits from stock-based compensation	(222)	(16)	(56)
Pension costs	(386)	45	—
Net changes in balance sheet accounts:
Accounts receivable	372	(376)	(2,091)
Inventories	(283)	(341)	(3,971)
Prepaid expenses and other current assets	(1,580)	(1,380)	5,710
Accounts payable	1,639	437	(801)
Accrued expenses and deferred revenue	(2,423)	(1,146)	(2,251)
Other long-term liabilities	(193)	(142)	(127)

Net cash provided by operating activities	4,651	3,538	4,274

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(4,151)	(2,980)	(2,083)
Proceeds from disposition of property, plant, and equipment	5	10	—

Net cash used in investing activities	(4,146)	(2,970)	(2,083)

FINANCING ACTIVITIES:
Common stock issued for exercise of options, warrants and restricted stock	552	292	447
Repurchase of common stock	—	(3,222)	(8,041)
Excess tax benefits from stock-based compensation	222	16	56

Net cash provided by (used in) financing activities	774	(2,914)	(7,538)

Net change in cash and cash equivalents from continuing operations	1,279	(2,346)	(5,347)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	7,413	6,558	(3,345)
Net cash provided by (used in) investing activities	2,874	(260)	1,515

Net change in cash and cash equivalents from discontinued operations	10,287	6,298	(1,830)

Net change in cash and cash equivalents	11,566	3,952	(7,177)
Cash and cash equivalents at beginning of year	52,604	48,652	55,829

Cash and cash equivalents at end of year	$64,170	$52,604	$48,652

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$19	$3,081	$1,018
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property, plant and equipment in accounts payable	$146	$59	$131

The accompanying notes are an integral part of these consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

White Electronic Designs Corporation (the “Company”) designs, develops and manufactures innovative defense electronic components and systems for inclusion in high technology products for the defense and aerospace markets. The Company’s defense electronic solutions include advanced semiconductor and state of the art multi-chip packaged components, components which include our proprietary process for incorporating anti-tamper (“AT”) protection, integrated circuit card assemblies with AT components and electromechanical assemblies. The Company’s customers, which include military prime contractors and the contract manufacturers who work for them in the United States, Europe and Asia, outsource many of their components and systems to us as a result of the combination of our design, development and manufacturing expertise. The Company’s operations include one reportable segment — Defense Electronics.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Company does not have any investments in less than wholly-owned subsidiaries or any interests in variable interest entities in which the Company is the primary beneficiary.

b.	Fiscal Year-End

Prior to fiscal year 2009, the Company’s fiscal year end was the Saturday nearest to September 30th. On March 5, 2009, the Board of Directors adopted and approved an amendment and restatement of the Company’s Bylaws that, among other things, fixed the fiscal year end to September 30th.

c.	Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as net sales and expenses reported for the periods presented. The most significant estimates relate to revenue recognition, inventory obsolescence, bad debts, long-lived assets, stock-based compensation, warranty, income taxes and the gain or loss on sale of discontinued operations. The Company regularly assesses these estimates and, while actual results may differ, management believes that the estimates are reasonable.

d.	Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and money market funds purchased with an initial maturity of three months or less to be cash equivalents. Throughout the year, the Company maintained cash balances in excess of Federal Deposit Insurance Corporation (FDIC) insured limits. Approximately $64.5 million was not insured as of September 30, 2009.

e.	Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts to cover potential credit losses relating to its trade accounts receivable. The allowance is based on the Company’s historical collection experience as well as an analysis of specific past due accounts. Write-offs against the allowance were $85,000 in fiscal 2009, $0 in fiscal 2008 and $1,000 in fiscal 2007.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

f.	Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average or standard cost methods, with standard costs approximating actual costs.

g.	Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is determined on a straight-line basis over the estimated useful lives ranging from 5 to 20 years for buildings and improvements and 3 to 5 years for machinery and equipment. Leasehold improvements are amortized over the lives of the leases or estimated useful lives of the assets, whichever is shorter. When assets are sold or otherwise retired, the cost and accumulated depreciation are removed from the books and the resulting gain or loss is included in operating results. The Company periodically evaluates the carrying value of its property, plant, and equipment based upon the estimated cash flows to be generated by the related assets. If impairment is indicated, a loss is recognized.

h.	Goodwill

Goodwill is not amortized. It is tested annually for impairment (and in interim periods if events or circumstances indicate that the related carrying amount may be impaired).

Goodwill is tested for impairment using a two-step process. The first step of the goodwill impairment test, which is used to identify potential impairment, compares the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its estimated fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Goodwill recorded was $1.8 million at September 30, 2009 and September 27, 2008. As of September 30, 2009, the Company completed the first step impairment test for its goodwill. The fair value exceeded the related carrying value and, therefore, impairment of the related goodwill was not indicated.

i.	Product Warranties

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. The Company establishes a reserve for warranty obligations based on its historical warranty experience.

j.	Revenue Recognition

The Company sells its defense electronic products primarily to military prime contractors. A portion of the Company’s products are also sold through distributors or resellers. The Company recognizes revenue on product sales when persuasive evidence of an arrangement with the customer exists, title to the product passes to the customer (usually occurs at the time of shipment), the sales price is fixed or determinable, and collectability of the related billing is reasonably assured. Advance payments from customers are deferred and recognized when the related products are shipped. Revenue relating to products sold to distributors or resellers who either have return rights or where the Company has a history of accepting product returns are deferred and recognized when the distributor or reseller sells the product to the end customer. The Company also provides limited design services pursuant to related customer purchase orders and recognizes the associated revenue generally as such services are performed; however, it may be deferred until certain elements are completed.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company may from time to time enter into certain arrangements that contain multiple elements such as performing limited design services accompanied with follow-on manufacturing of related products. The Company allocates revenue to the elements based on relative fair value and recognizes revenue for each element when there is evidence of an arrangement, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. Arrangements with multiple elements that are not considered separate units of accounting require deferral of revenue until certain other elements have been delivered or the services have been performed. The Company’s contracts with military prime contractors provide that they may be terminated at the convenience of the U.S. Government. Upon such termination, the Company is normally entitled to receive the purchase price for delivered items, reimbursement for allowable costs incurred and allocable to the contract and an allowance for profit on the allowable costs incurred or adjustment for loss if completion of performance would have resulted in a loss.

k.	Shipping Costs

Shipping costs include charges associated with delivery of goods from the Company’s facilities to its customers and are reflected in cost of goods sold. Shipping costs paid to the Company by our customers are classified as revenue.

l.	Research and Development

Research and development costs are expensed as incurred.

m.	Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carry forwards. The Company regularly evaluates the ability to realize its deferred tax assets by assessing its forecasts of future taxable income and reviewing available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this evaluation, it was determined that realization of the deferred tax assets is more likely than not.

n.	Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the relatively short maturity of these items.

o.	Earnings (Loss) per Share

Basic earnings (loss) per share are computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all rights or options to acquire common shares were exercised and issued.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share is as follows:

	Fiscal Year Ended
	September 30, 2009	September 27, 2008	September 29, 2007
Income from continuing operations	$2,996,000	$2,483,000	$5,173,000
Loss from discontinued operations	(967,000)	(8,470,000)	(2,087,000)

Net income (loss)	$2,029,000	$(5,987,000)	$3,086,000

Weighted average common shares outstanding — basic shares	22,875,371	22,509,796	23,574,852
Dilutive effect of stock options and restricted stock(1)	246,243	532,952	532,825

Weighted average common and common share equivalents outstanding — diluted shares	23,121,614	23,042,748	24,107,677

Basic EPS
Income per share from continuing operations	$0.13	$0.11	$0.22

Loss per share from discontinued operations	$(0.04)	$(0.38)	$(0.09)

Net income (loss) per share	$0.09	$(0.27)	$0.13

Diluted EPS
Income per share from continuing operations	$0.13	$0.11	$0.21

Loss per share from discontinued operations	$(0.04)	$(0.37)	$(0.09)

Net income (loss) per share	$0.09	$(0.26)	$0.13

(1)	Shares excluded from the calculation of diluted earnings per share were 840,360, 933,264 and 807,389 for the fiscal years ended September 30, 2009, September 27, 2008 and September 29, 2007, respectively, as the exercise prices were greater than the average share prices for the periods.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

p.	Stock-Based Compensation

Stock Options

The Company recognizes compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. The Company elected the modified prospective method of application, which requires the Company to recognize compensation expense on a prospective basis. Under this method, in addition to reflecting compensation expense for new share-based awards, expense is also recognized to reflect the remaining service period of awards that had been granted in prior periods. For the fiscal years ended September 30, 2009, September 27, 2008 and September 29, 2007, the Company recorded compensation expense of $388,000, $1,682,000 and $397,000, respectively. The compensation cost for share-based payment awards is included in selling, general and administrative expenses on our consolidated statements of operations.

Excess tax benefits (i.e. tax benefits resulting from share-based compensation deductions in excess of amounts reported for financial reporting purposes) are required to be reflected as financing cash inflows instead of operating cash inflows on our consolidated statements of cash flows. The Company reported cash flows from financing activities of $222,000, $16,000 and $56,000, respectively, for the fiscal years ended September 30, 2009, September 27, 2008 and September 29, 2007, respectively.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s stock option activity for fiscal year 2009 follows (in thousands, except per share amounts):

		Options Outstanding
	Options Available for Grant	Options Outstanding	Weighted Average Exercise Price per Share
Balance at September 27, 2008	723	2,051	$4.84
Granted	(200)	200	$4.05
Other Grants(1)	(168)	—	$—
Exercised	—	(339)	$1.63
Canceled(2)	75	(80)	$6.40
Expired(3)	91	(102)	$6.97
Forfeited	38	(38)	$4.91
Other Forfeitures(1)	123	—	$—

Balance at September 30, 2009	682	1,692	$5.19

Weighted average fair value of all options granted during the period — $1.44

(1)	Certain restricted stock units and performance shares were granted under the 1994 Employee Stock Option Plan (“1994 Option Plan”) during the period. Of these grants, 130,000 shares were granted as restricted stock and 37,500 shares were granted as performance shares. In addition, 122,500 performance shares granted under the 1994 Option Plan were forfeited. This activity serves to increase/decrease the number of shares available for grant, but is not presented as stock option activity. Refer to the sections “Restricted Stock” and “Performance Shares” for more information.
(2)	5,000 of the 80,000 canceled shares were associated with an expired stock option plan and therefore were not added back to options available for grant.
(3)	11,000 of the 102,000 expired shares were associated with an expired stock option plan and therefore were not added back to options available for grant.

The total pretax intrinsic value of options exercised during fiscal years 2009, 2008 and 2007 was approximately $0.8 million, $0.1 million and $0.2 million, respectively.

The total fair value of all options that vested during fiscal years 2009, 2008 and 2007 was approximately $0.1 million, $0.4 million and $0.3 million, respectively.

As of September 30, 2009, total compensation cost related to nonvested stock options not yet recognized was approximately $0.3 million, which is expected to be recognized over the next four years.

We recognize compensation expense using the straight-line method for stock option awards that vest ratably over the vesting period. The rate of forfeitures is estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ significantly from those estimates.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Fiscal Years Ending
	September 30, 2009	September 27, 2008	September 29, 2007
Expected options term (years)	4.8	6.7	5.1
Risk free interest rate	2.7%	3.4%	4.3%
Volatility	36%	47%	52%
Dividend yield	0%	0%	0%

The Company used historical volatility as the expected volatility in the Black-Scholes model. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The risk-free interest rate assumption is based upon observed interest rates appropriate for the weighted average expected option life of the Company’s employee stock options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Restricted Stock

The following table summarizes restricted stock unit activity for the year ended September 30, 2009 (in thousands, except per share amounts):

	Number of Restricted Stock Units	Weighted- Average Grant-Date Fair Value
Outstanding on September 27, 2008	100	$5.08
Granted	212	$3.70
Vested/Issued	(77)	$4.87
Forfeited	(15)	$4.66

Outstanding on September 30, 2009	220	$3.85

The total fair value of all restricted stock units that vested during fiscal years 2009, 2008 and 2007 were approximately $0.4 million, $0.4 million and $0.1 million, respectively.

As of September 30, 2009, there was $0.5 million pre-tax of total restricted stock unit compensation expense related to nonvested awards not yet recognized, which is expected to be recognized over the next three years.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance Shares

The following table summarizes performance share activity for the year ended September 30, 2009 (in thousands, except per share amounts):

	Number of Performance Shares	Weighted- Average Grant-Date Fair Value
Outstanding on September 27, 2008	85	$4.64
Granted	38	$3.80
Vested/Issued	—	$—
Forfeited	(123)	$4.38

Outstanding on September 30, 2009	—	$—

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2009, no compensation expense related to nonvested performance share awards remained unrecognized.

q.	Newly Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) has established the Accounting Standards Codification TM (“Codification” or “ASC”) as the single source of authoritative GAAP recognized by the FASB to be applied by non-governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. GAAP is not intended to be changed as a result of the FASB’s Codification project, but it will change the way the guidance is organized and presented. As a result, these changes will have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has implemented the Codification in this Annual Report by providing a plain English approach when describing any new or updated authoritative guidance.

In December 2008, the FASB issued additional disclosure requirements for plan assets of defined benefit pension or other postretirement plans. Required disclosures provide information on how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets and significant concentrations of risk within plan assets. These additional disclosures become effective for the Company in fiscal year 2010 beginning October 1, 2009. Their adoption does not change the accounting treatment for postretirement benefit plans.

In May 2009, the FASB issued general standards for the accounting and reporting of subsequent events that occur between the balance sheet date and issuance of financial statements. Issuers will be required to recognize the effects, if material, of subsequent events in the financial statements if the subsequent event provides additional evidence about conditions that existed as of the balance sheet date. The issuer must also disclose the date through which subsequent events have been evaluated and the nature of any nonrecognized subsequent events. Nonrecognized subsequent events include events that provide evidence about conditions that did not exist as of the balance sheet date, but which are of such a nature that they must be disclosed to keep the financial statements from being misleading. These new standards became effective for financial reporting periods ending after June 15, 2009. The adoption of them has had no material effect on the Company’s consolidated financial statements. The Company evaluated subsequent events through December 11, 2009, the date the financial statements were available to be issued.

3.	INVENTORIES

Inventories consisted of the following (in thousands):

	September 30, 2009	September 27, 2008
Raw materials	$9,719	$10,129
Work-in-process	4,444	4,380
Finished goods	1,479	850

Total inventories	$15,642	$15,359

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Raw materials included approximately $0.4 million and $3.1 million at year end 2009 and 2008, respectively, for which the Company has received advance payment from the customer. These advance payments are recorded as deferred revenue until the finished goods are delivered.

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following (in thousands):

	September 30, 2009	September 27, 2008
Land	$247	$247
Buildings and improvements	1,006	828
Machinery and equipment	14,636	12,987
Furniture and fixtures	4,794	3,792
Leasehold improvements	7,337	6,735
Construction in progress	1,168	331

Total, at cost	29,188	24,920
Less accumulated depreciation	(17,511)	(14,783)

Property, plant and equipment, net	$11,677	$10,137

Construction in progress typically represents either assets received but not yet in service or leasehold improvements not yet completed. Depreciation expense was $2.8 million, $2.5 million and $2.3 million for fiscal years 2009, 2008 and 2007, respectively.

5.	OTHER ACCRUED EXPENSES

Other accrued expenses consisted of the following (in thousands):

	September 30, 2009	September 27, 2008
Sales commissions	$431	$469
Warranty reserve	296	42
Other accruals	819	749

Total other accrued expenses	$1,546	$1,260

The Company estimates potential warranty obligations for its products based on annual product sales and historical customer product return data. Based on this data, the Company records estimated warranty reserves and expense needed to account for the estimated cost of product returns.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes activity in the warranty reserve related to continuing operations for the fiscal years 2009, 2008 and 2007 (in thousands):

Warranty reserve at September 30, 2006	$48
Provision for warranty claims	18
Warranty claims charged against the reserve	(5)

Warranty reserve at September 29, 2007	61
Provision for warranty claims	30
Warranty claims charged against the reserve	(49)

Warranty reserve at September 27, 2008	42
Provision for warranty claims	17
Reclassification from discontinued to continuing operations (see Note 13)	309
Warranty claims charged against the reserve	(72)

Warranty reserve at September 30, 2009	$296

6.	LINE OF CREDIT

On March 31, 2009, the Company entered into a Third Modification Agreement to its revolving line of credit agreement with JPMorgan Chase Bank, N.A. (“Revolving Line of Credit Agreement”). The amendment reduced the line from $30.0 million to $10.0 million and made certain other adjustments to (i) the interest rates charged in connection with borrowings under the line of credit, (ii) the commitment fee charged on the unused portion of the line and (iii) certain financial covenants and restricted payments. The borrowings, if any, under the revolving line of credit bear interest at the lower of the London Interbank Offered Rate plus 2.5%, or the JPMorgan Chase Bank, N.A. “prime rate.” A commitment fee of 0.5% is charged on the unused portion of the line. The revolving line of credit expires on March 31, 2011. The Company is in compliance with all debt covenant requirements contained in the Revolving Line of Credit Agreement. As of September 30, 2009, there were no borrowings against the revolving line of credit, and the Company has not borrowed against any credit facility since April 2003.

7.	INCOME TAXES

The provision for income taxes from continuing operations consists of the following (in thousands):

	2009	2008	2007
Current
Federal	$(140)	$1,296	$2,322
State	(55)	72	223

Total current	(195)	1,368	2,545

Deferred
Federal	1,364	59	(85)
State	49	(289)	(168)

Total deferred	1,413	(230)	(253)

Income tax provision from continuing operations	$1,218	$1,138	$2,292

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of total income tax expense (benefit), by classification, included in the accompanying consolidated statements of operations is as follows (in thousands):

	2009	2008	2007
Continuing operations	$1,218	$1,138	$2,292
Discontinued operations	(246)	(3,030)	(1,722)

Total income tax expense (benefit)	$972	$(1,892)	$570

A reconciliation of the income tax provision from continuing operations calculated at the U.S. federal statutory tax rate of 34% to the actual tax provision is as follows (in thousands):

	2009	2008	2007
Income tax provision at statutory rate	$1,433	$1,229	$2,540
State taxes, net of federal benefit	114	111	343
Federal and state credits	(273)	(204)	(340)
Extraterritorial income exclusion	—	—	(17)
NOL expiration	61	—	—
Manufacturers’ deduction	—	—	(114)
Reserve release	(168)	—	—
Adjustments related to prior year accruals	—	(114)	(172)
Other	51	116	52

Income tax provision	$1,218	$1,138	$2,292

The income tax effect of loss carry overs, tax credit carry overs and temporary differences between financial and tax reporting give rise to the deferred income tax assets and liabilities. Such deferred income tax assets and liabilities consisted of the following (in thousands):

	September 30, 2009	September 27, 2008
Deferred tax assets:
Tax credits	$700	$452
Allowance for doubtful accounts	17	27
Inventories	1,263	903
Deferred revenue	338	1,486
Accrued expenses and other liabilities	1,084	1,072
Pension	161	132
Net operating loss carry forwards	400	596
Contribution carryforward	9	—
Property, plant, and equipment	—	399

Deferred tax assets	3,972	5,067

Deferred tax liabilities:
Property, plant, and equipment	(243)	(46)
Intangible assets	(6)	(6)
Other	(159)	(153)

Deferred tax liabilities	(408)	(205)

Net deferred tax assets	$3,564	$4,862

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2009, the Company had federal net operating loss carry forwards of approximately $0.9 million, which expire at various dates through 2018. There were federal and state tax credit carry forwards of approximately $0.1 and $0.8 million, respectively, as of September 30, 2009, which expire at various dates through 2025.

Ownership changes, as defined in Internal Revenue Code Section 382, have limited the amount of net operating loss carry forwards that can be utilized by the Company annually to offset future taxable income and liability.

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both.

The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based on the technical merits, it is “more-likely-than-not” that the tax position will be sustained upon examination.

As of September 30, 2009, the Company has unrecognized tax benefits of $331,000, $240,000 of which would favorably impact the Company’s effective tax rate if subsequently recognized. As of September 27, 2008, the Company had unrecognized tax benefits of $424,000, $331,000 of which would favorably impact the Company’s effective tax rate if subsequently recognized. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits during the next twelve months.

The Company’s policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of September 30, 2009, the Company has accrued $15,000 of interest related to uncertain tax positions. As of September 27, 2008, the Company had accrued $27,000 of interest related to uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in thousands):

	September 30, 2009	September 27, 2008
Balance at beginning of year	$424	$506
Additions based on tax positions related to the current year	88	58
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	(2)	—
Reductions for tax positions due to lapse of statutes of limitations or close of audit	(179)	(140)
Settlements	—	—

Balance at end of year	$331	$424

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S. federal, Arizona, Indiana, Ohio and Oregon. The statute of limitations for a particular tax year for examination by the Internal Revenue Service (“IRS”) is three years, and three to four years for the states of Arizona, Indiana, Ohio and Oregon. Accordingly, there are multiple years open to examination. In fiscal 2009, the IRS examined the Company’s tax returns for the years ended September 30, 2006 and September 27, 2007. In the fourth quarter of fiscal 2009, the Company received a no-change letter from the IRS. Accordingly, the reserves related to those tax years were released.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	BENEFIT PLANS

Defined Benefit Plan

The Company has a non-contributory pension plan for eligible union employees at its Fort Wayne, Indiana facility pursuant to a collective bargaining agreement. Benefits are based primarily on a benefits multiplier and years of service. The Company funds an amount equal to the minimum funding required plus additional amounts which may be approved by the Company from time to time. Contributions to the plan in fiscal years 2009 and 2008 were $0.5 million and $0.1 million, respectively. No contributions were made to the plan in fiscal year 2007.

The expected long-term rate of return on plan assets is updated annually taking into consideration the related asset allocation, historical returns on the types of assets held in the plan, and the current economic environment. Based on these factors, the Company expects its plan assets to earn a long-term rate of return of 7.00%. Actual year-by-year returns can deviate substantially from the long-term expected return assumption. However, over time it is expected that the amount of overperformance will equal the amount of underperformance. Changes in the mix of plan assets could impact the amount of recorded pension income or expense, the funded status of the plan and the need for future cash contributions. The discount rate used to calculate the expected present value of future benefit obligations as of September 30, 2009 was 5.67%. The Company periodically reviews the plan asset mix, benchmark discount rate, expected rate of return and other actuarial assumptions and adjusts them as deemed necessary.

The Company recognizes the funded status of its defined benefit postretirement plan as an asset or liability in its statement of financial position and recognizes changes in that funded status in comprehensive income in the year in which the changes occur. The funded status of a defined benefit pension plan is measured as the difference between plan assets at fair value and the plan’s projected benefit obligation.

Based on the projected benefit obligations of the Company’s defined benefit pension plan at September 30, 2009, the aggregate funded status of the Company’s defined benefit pension plan was $0.4 million underfunded.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows a reconciliation of changes in the plan’s benefit obligation and plan assets for the fiscal years ended September 30, 2009 and September 27, 2008, and a reconciliation of the funded status with amounts recognized in the Consolidated Balance Sheets as of September 30, 2009 and September 27, 2008 (in thousands).

	September 30, 2009	September 27, 2008
Change in Benefit Obligation
Benefit obligation at beginning of year	$3,207	$3,298
Service cost	54	51
Interest cost	236	206
Amendments	—	114
Actuarial gain (loss)	648	(259)
Benefits paid	(238)	(203)

Benefit obligation at end of year	$3,907	$3,207

Change in Plan Assets
Fair value of plan assets at beginning of year	$2,567	$3,027
Actual return on plan assets	595	(362)
Employer contributions prior to measurement date	549	105
Benefits paid	(238)	(203)

Fair value of plan assets at end of year	$3,473	$2,567

Funded Status	$(434)	$(640)

Amounts Recognized in the Consolidated Balance Sheets
Noncurrent liabilities	$(434)	$(640)

Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
Net loss	$355	$126
Prior service cost	225	274

Total (before tax)	$580	$400

The accumulated benefit obligation for the defined benefit pension plan was $3.9 million at September 30, 2009 and $3.2 million at September 27, 2008.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net periodic benefit cost and other amounts recognized in other accumulated comprehensive loss are as follows (in thousands):

	Fiscal Year Ended
	2009	2008	2007
Net periodic benefit cost
Service cost	$64	$61	$81
Interest cost	236	206	189
Expected return on plan assets	(186)	(209)	(194)
Amortization of prior service cost	49	49	36

Net periodic benefit cost	$163	$107	$112

Additional Information
Increase (decrease) in minimum liability included in accumulated other comprehensive loss	$—	$126	$(58)

During the 2008/2009 plan year, the plan’s total unrecognized net loss increased by $0.2 million. The variance between the actual and expected return on plan assets during the 2008/2009 plan year decreased the total unrecognized net loss by $0.4 million. Because the total unrecognized net gain or loss is less than the greater of 10% of the projected benefit obligation or 10% of the plan assets, no amortization is necessary. As of November 22, 2008 the average expected future working lifetime of active plan participants was 8 years. Actual results for plan year 2009/2010 will depend on the 2009/2010 actuarial valuation of the plan.

The Company’s weighted-average assumptions used to determine net periodic benefit cost for the fiscal years ended September 30, 2009, September 27, 2008 and September 29, 2007 are as follows:

	September 30, 2009	September 27, 2008	September 29, 2007
Discount Rate	7.31%	6.11%	5.89%
Expected return on plan assets	7.00%	7.00%	7.00%

The change in unrecognized net gain/loss is one measure of the degree to which important assumptions have coincided with actual experience. During the 2008/2009 plan year, the unrecognized net loss increased by 7.1% of the November 22, 2008 projected benefit obligation. The Company changes important assumptions whenever changing conditions warrant. The discount rate is typically changed at least annually and the expected long-term rate of return on plan assets will typically be revised every three to five years. Other material assumptions include the rates of employee termination and rates of participant mortality.

The discount rate was determined by projecting the plan’s expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation. A 1% increase/decrease in the discount rate would have decreased/increased the net periodic benefit cost for 2008/2009 by $11,000 and decreased/increased the year-end projected benefit obligation by $345,000.

The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations described below. Each 1% increase/decrease in the expected rate of return assumption would have decreased/increased the net periodic benefit cost for 2008/2009 by $27,000.

The expected long-term rate of return on pension assets is selected by taking into account the expected duration of the Projected Benefit Obligation (“PBO”) for the plan, and the asset mix of the plan. The rate of return is the rate to be earned over the period until the benefits represented by the current PBO are paid. The expected return on plan assets is based on the Company’s expectation of historical long-term average rates of return on the different asset

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

classes held in the pension fund. This is reflective of the current and projected asset mix of the funds and considers the historical returns earned on our asset allocation and the duration of the plan liabilities. Thus, the Company has taken a historical approach to the development of the expected return on asset assumption. The Company believes that fundamental changes in the markets cannot be predicted over the long-term. Rather, historical returns, realized across numerous economic cycles, should be representative of the market return expectations applicable to the funding of a long-term benefit obligation.

The Company’s pension plan asset allocations at September 30, 2009 and September 27, 2008 are as follows (in thousands):

	2009	2008
Cash and cash equivalents	$—	$103
Fixed income mutual funds	1,530	1,092
Equity mutual funds	1,943	1,365
Other	—	7

Total	$3,473	$2,567

In determining the asset allocation, our investment manager recognizes the Company’s desire for funding and expense stability, the long-term nature of the pension obligation and current and projected cash needs for retiree benefit payments. Based on the Company’s criteria, it determined the Company’s present target asset allocation to be approximately 50%-70% in equity securities and 30%-50% in debt securities. The pension fund is actively managed within the target asset allocation ranges.

The plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve that goal. The plan’s assets are currently invested in a variety of funds representing most standard equity and debt security classes. While no significant changes in the asset allocation are expected during the upcoming year, the Company may make changes at any time.

As of September 30, 2009 and September 27, 2008, the Company’s pension plan assets did not hold any direct investment in the Company’s common stock.

The following estimated future benefit payments, including future benefit accrual, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Period	Pension Benefits
2010	$240
2011	$245
2012	$267
2013	$263
2014	$289
2015-2019	$1,577

The Company expects to contribute approximately $0.3 million to the plan during fiscal 2010. Funding requirements for subsequent years are uncertain and will significantly depend on whether the plan’s actuary changes any assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plan, and any legislative or regulatory changes affecting plan funding requirements. While the current market conditions could have an adverse effect on our plan investments, any additional required contribution is not expected to have a material effect on our consolidated financial statements and we expect to fund such contributions from our cash balances and operating cash flows. For tax planning, financial planning, cash flow

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management or cost reduction purposes, the Company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.

401(k) Plan

The Company has an Incentive Savings 401(k) Plan covering its non-union employees who have completed six months of service. During fiscal 2009, the Company matched employee contributions equal to 50% of the first 6% of the participants’ wage base. During fiscal 2009, 2008 and 2007, the Company made contributions to the plan of approximately $309,000, $464,000 and $474,000, respectively.

9.	STOCK OPTIONS, WARRANTS, AND STOCK PURCHASE PLANS

Stock Option Plans

Executives and other key employees have been granted options to purchase common shares under stock option plans adopted during the period 1987 through 2001. The option exercise price equals the fair market value of the Company’s common stock on the date of the grant. Options generally vest ratably over a four-year period and have a maximum term of ten years.

The Company elected to adopt the alternative transition method for calculating the tax effects of stock-based compensation. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in-capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that were outstanding upon adoption.

A summary of the Company’s stock option activity and related information is as follows (in thousands, except for weighted average amounts):

	2009		2008		2007
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Beginning balance outstanding	2,051	$4.84	2,198	$4.86	2,235	$4.80
Granted	200	$4.05	210	$6.51	32	$5.64
Exercised	(339)	$1.63	(82)	$3.57	(43)	$2.17
Canceled	(80)	$6.40	—	$—	—	$—
Expired	(102)	$6.97	(209)	$7.13	(9)	$5.93
Forfeited	(38)	$4.91	(66)	$4.94	(17)	$5.07

Ending balance outstanding	1,692	$5.19	2,051	$4.84	2,198	$4.86

Options exercisable at year end	1,471	$5.35	1,952	$4.85	2,028	$4.85

Shares available for future grant	682		723		868
Weighted average fair value of all options granted during the year		$1.44		$1.06		$2.96

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes significant ranges of outstanding and exercisable options as of September 30, 2009 (in thousands, except years and per share amounts):

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price per Share	Aggregate Intrinsic Value	Number Exercisable	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price per Share	Aggregate Intrinsic Value
$ 1.6001 - $ 3.2000	280	0.12	$2.75		280		$2.75
$ 3.2001 - $ 4.8000	665	4.71	$4.02		444		$3.96
$ 4.8001 - $ 6.4000	157	3.68	$5.85		157		$5.85
$ 6.4001 - $ 8.0000	483	3.49	$6.97		483		$6.97
$ 8.0001 - $ 9.6000	40	2.54	$8.66		40		$8.66
$ 9.6001 - $11.2000	65	0.85	$10.59		65		$10.59
$11.2001 - $12.8000	2	3.91	$12.19		2		$12.19

Total	1,692	3.30	$5.19	$932	1,471	2.36	$5.35	$820

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $4.62 on September 30, 2009, the last day of trading in the fiscal year, which would have been received by the option holders had all option holders exercised their in-the-money options as of that date. The total number of in-the-money options exercisable as of September 30, 2009 was 656,019.

Restricted Stock

Effective March 24, 2006, the White Electronic Designs Corporation 2006 Director Restricted Stock Plan (the “2006 Plan”) was approved by the shareholders. Under the 2006 Plan, new directors are granted an initial grant of 15,000 shares. Under the 2006 Plan, non-employee directors receive an annual grant of 7,500 shares in connection with the Annual Meeting of Shareholders. All grants vest ratably over a three-year period. The Company values these shares at fair value. On February 9, 2009, the Company granted 15,000 shares each to our new directors Brian Kahn and Melvin Keating at $4.01 per share. In connection with the grants issued at the Annual Meeting of Shareholders, the 52,500 shares granted on May 7, 2009 were valued at $4.40 per share and the 37,500 shares granted each on March 6, 2008 and March 7, 2007 were valued at $4.00 and $6.76 per share, respectively, the closing prices of the stock on the respective dates of grant.

In addition, on December 12, 2007, the Company’s compensation committee (the “Compensation Committee”) determined and approved an equity incentive program for certain executive officers, namely Hamid Shokrgozar, former President, Chairman and Chief Executive Officer; Dan Tarantine, Executive Vice President, Sales and Marketing; and Roger Derse, Vice President, Chief Financial Officer, Secretary and Treasurer (the “Executive Officers”), consisting of two types of equity compensation, restricted stock units (“RSUs”) and performance shares (discussed separately under “Performance Shares” below) (the “Equity Incentive Program”).

As part of the Equity Incentive Program, the Board of Directors granted and approved 50,000 RSUs for Mr. Shokrgozar and 25,000 RSUs for Mr. Derse. The RSUs vest over a two-year period, with 50% of each RSU award vesting on the first-year anniversary of the date of grant and the remaining 50% of each RSU award vesting upon the second-year anniversary of the date of grant. The Company values these shares at fair value. The 75,000 shares granted on December 12, 2007 were valued at $4.64, the closing price of the stock on the date of grant. Pursuant to the severance agreement between the Company and Mr. Shokrgozar (discussed separately below under “Severance Agreement”), 100% of Mr. Shokrgozar’s RSUs were vested as of September 27, 2008.

In fiscal 2009, the Compensation Committee granted and approved 50,000 RSUs for each of Messrs. Derse and Tarantine. The RSUs will vest over a two-year period, with 50% of each RSU award vesting on the first-year anniversary of the date of grant and the remaining 50% of each RSU award vesting upon the end of the second-year anniversary of the date of grant. Upon a “Change In Control” of the Company (as such term is defined in each of

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

their respective employment agreements), each RSU award will automatically and fully vest. In addition, given the similar positions of responsibility, on December 12, 2008, Mr. Tarantine was granted an additional 25,000 RSUs to match Mr. Derse’s earlier award, of which 50% immediately vested. The remaining 50% will vest on the first-year anniversary of the date of grant. The Company values these shares at fair value. The 100,000 shares granted on December 10, 2008 were valued at $3.27 per share and the 25,000 shares granted on December 12, 2008 were valued at $3.39 per share, the closing prices of the stock on the respective dates of grant.

On June 16, 2009, the Company accepted the resignation of its founder and former Chairman of the Board, Edward A. White. As part of his severance and release agreement, Mr. White’s 15,000 unvested RSUs previously granted immediately accelerated and became fully vested. These 15,000 shares were valued at $4.74 per share, the closing price of the stock on June 16, 2009, resulting in an incremental expense of approximately $51,000.

Performance Shares

As mentioned above, on December 12, 2007, the Compensation Committee granted and approved certain performance share awards. The performance share awards vest over a two-year period, subject to certain performance criteria of the Company. If the Company achieved an annual EBITDA amount that was 20% greater than the fiscal year 2008 base case set by the Compensation Committee, based on a fiscal year 2008 forecast approved by the Board of Directors (the “Performance Share Target”), then each Executive Officer would vest in an award as follows: (i) Mr. Shokrgozar — 100,000 performance shares, (ii) Mr. Derse — 25,000 performance shares, and (iii) Mr. Tarantine — 10,000 performance shares. If the Company achieved 90% of the Performance Share Target, then 50% of such performance share awards applicable to each Executive Officer would vest.

Under this Equity Incentive Program, in the event that no performance shares vested in fiscal 2008, the Executive Officers have the same opportunity to achieve the performance criteria in fiscal 2009; provided, however, if the Company achieved 90% of the Performance Share Target in fiscal 2008 and 50% of such performance share awards were vested, then the Company must achieve 100% of the Performance Share Target in fiscal 2009 to vest in the remaining 50% of each performance share award to each Executive Officer. Upon a “Change in Control” of the Company (as such term is defined in the 1994 Plan), each performance share award will automatically and fully vest regardless of the achievement of the Performance Share Target. The Company valued these shares at fair value. The 135,000 shares granted on December 12, 2007 were valued at $4.64 per share, the closing price of the stock on the date of grant.

The Company did not achieve 90% of the Performance Share Target in fiscal 2008. Pursuant to the severance agreement between the Company and Mr. Shokrgozar (discussed separately below under “Severance Agreement”) 50% of Mr. Shokrgozar’s performance shares were vested as of September 27, 2008. Additionally, in January 2009, the 35,000 performance shares granted to Mr. Derse and Mr. Tarantine on December 12, 2007 were cancelled due to significant changes in the business and senior management. A new performance share grant was approved on January 21, 2009 for fiscal year 2009 by the Compensation Committee. If the Company achieved the approved annual EBITDA amount in fiscal 2009, then Messrs. Derse and Tarantine would each receive 18,750 performance shares. If the Company achieved 90% of the approved annual EBITDA, then 12,500 shares would be awarded to each of Messrs. Derse and Tarantine. If the Company achieved 110% of the approved annual EBITDA, then 25,000 shares would be awarded to each. Upon a “Change in Control” of the Company (as such term is defined in each of their respective employment agreements) each performance share award would be automatically granted and fully vested regardless of the achievement of the EBITDA target. The 37,500 shares granted on January 21, 2009 were valued at $3.80 per share, the closing price of the stock on the date of grant. The Company did not achieve any of the performance targets set for fiscal years 2008 or 2009. All performance share awards were forfeited and none remained outstanding as of September 30, 2009.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Severance Agreement

On August 28, 2008, the Company accepted the resignation of Mr. Shokrgozar, from his positions as the Company’s Chairman of the Board, President and Chief Executive Officer and as a member of the Company’s Board of Directors. The Company also entered into a Severance Agreement and Release of Claims with Mr. Shokrgozar on August 28, 2008 (the “Severance Agreement”) that governed the terms of his departure and that provided, in exchange for a general release by Mr. Shokrgozar, for the following:

•	The Company paid Mr. Shokrgozar a lump-sum $1,600,000 severance payment, plus any accrued and unused vacation pay less required withholdings;

•

The Company shall pay for eighteen (18) months of the Company’s portion of Mr. Shokrgozar’s COBRA premium. Following such period, until December 13, 2010, the Company shall pay Mr. Shokrgozar an amount equal to the Company’s portion of Mr. Shokrgozar’s COBRA premium in order for Mr. Shokrgozar to secure health insurance of his choice; provided that such payments shall cease if, during the COBRA period or thereafter, Mr. Shokrgozar is then covered by reasonably equivalent or superior health insurance provided by any subsequent employer. In addition, the Company shall continue to provide Mr. Shokrgozar with up to $4,000 per year for unreimbursed medical expenses and with the auto allowance and the disability and life benefits he was receiving from the Company as of the termination date until December 13, 2010;

•

The Company reimbursed Mr. Shokrgozar for reasonable attorneys’ fees incurred in connection with the Severance Agreement, in the maximum amount of $50,000 and the Company will provide outplacement services for Mr. Shokrgozar for a period not to exceed 18 months in the maximum amount of $50,000;

•	The Company and Mr. Shokrgozar agreed to the following concerning outstanding grants of stock options, RSUs and performance shares:

•

The following vested stock options: (i) 125,000 shares granted on November 10, 1999; (ii) 125,000 shares granted on November 10, 1999; (iii) 150,000 shares granted on May 16, 2001 and (iv) 150,000 shares granted on December 15, 2004 will terminate, if not exercised, on their respective expiration dates (i.e., November 10, 2009, November 10, 2009, May 16, 2011, and December 15, 2014, respectively);

•	The vested stock options to acquire 150,000 shares granted on December 3, 1998 terminated, as they were not exercised on the 90th day following the termination date;

•	The vested stock options to acquire 150,000 shares granted on November 30, 2000 terminated on August 28, 2008;

•

The Company granted to Mr. Shokrgozar an option to acquire 150,000 shares of the Company’s Common Stock at an exercise price of $7.25 per share, an expiration date of November 30, 2010, and with such other terms as are contained in the Company’s standard form of option agreement;

•	The 50,000 shares of restricted stock granted to Mr. Shokrgozar pursuant to that certain Restricted Stock Units Award Agreement dated December 12, 2007 vested on September 5, 2008;

•	One-half (50,000 shares) of the performance shares granted to Mr. Shokrgozar pursuant to that certain Performance Share Award Agreement dated December 12, 2007 vested on September 5, 2008;

•

One-half (50,000 shares) of the performance shares granted to Mr. Shokrgozar pursuant to that certain Performance Share Award Agreement dated December 12, 2007 were forfeited as the Company’s EBITDA for the fiscal year ended in 2009 did not equal or exceed $9,960,000; and

•	Any other unvested right to receive Company stock terminated on August 28, 2008.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	COMMITMENTS AND CONTINGENCIES

The Company leases certain property and equipment under non-cancelable lease agreements, some of which include renewal options, of up to ten years. Total rent expense related to continuing operations was approximately $1.2 million for each of fiscal years 2009, 2008 and 2007. Future minimum annual fixed rentals required under non-cancelable operating leases having an original term of more than one year are approximately $0.9 million for each of the fiscal years 2010, 2011, 2012 and 2013; $1.0 million for 2014; and $0.8 million thereafter.

As part of mergers, acquisitions and other transactions entered into during the ordinary course of business (including public offerings of our stock), from time to time, the Company has indemnified certain sellers, buyers or other parties related to the transaction from and against certain liabilities associated with conditions in existence (or claims associated with actions taken) prior to the closing of the transaction. These indemnity provisions generally require the Company to indemnify the party against certain liabilities that may arise in the future from the pre-closing activities of the Company. The indemnity classifications include certain operating liabilities, such as patent infringement, claims existing at closing, or other obligations. Given the nature of these indemnity obligations, it is not possible to estimate the maximum potential exposure. We do not consider any of such obligations as having a probable likelihood of payment that is reasonably estimable, and accordingly, we have not recorded any obligations associated with these indemnities.

In addition, from time to time, the Company is subject to claims and litigation incident to its business. There are currently no such pending proceedings to which the Company is a party that the Company believes will have a material adverse effect on the Company’s consolidated results of operations, liquidity, or financial condition.

11.	CONCENTRATIONS OF CREDIT RISK

Our customers consist mainly of military prime contractors and contract manufacturers who work for them, in the United States, Europe and Asia. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. Our write-offs of bad debts were $85,000 in fiscal 2009, $0 in fiscal 2008, and $1,000 in fiscal 2007.

Utexam Logistics (supplying BAE Systems PLC), Raytheon and L-3 Communications accounted for approximately $7.2 million, $6.0 million and $6.0 million, or 12%, 10% and 10%, respectively, of our fiscal 2009 total net sales. In fiscal 2008, L-3 Communications and Arrow Electronics accounted for approximately $7.7 million and $6.6 million, or 14% and 12%, respectively, of total net sales. Arrow Electronics accounted for approximately $5.9 million, or 11%, of total net sales in fiscal 2007. Foreign sales for fiscal 2009, 2008 and 2007 were approximately $19.5 million, $16.6 million and $18.2 million, respectively. Additional information concerning sales by geographic area can be found in Note 14.

12.	SHAREHOLDERS’ RIGHTS PLAN

On December 6, 1996, the Board of Directors adopted a shareholders’ rights plan to protect shareholders against unsolicited attempts to acquire control of the Company. It was not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareholders and would not interfere with mergers or other transactions approved by the Board of Directors. On November 30, 2006, the Board of Directors approved Amendment No. 2 to the rights plan. On August 11, 2009, an amendment, approved by the Board of Directors, terminated the rights plan.

13.	DISCONTINUED OPERATIONS

On March 28, 2008, the Board of Directors authorized the disposal of the Interface Electronics Division (“IED”) and the commercial microelectronic product lines. On September 26, 2008, the Board of Directors authorized the disposal of the Display Systems Division (“DSD”). These decisions resulted from an effort to streamline the Company’s businesses to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an ongoing commitment to research and development. The Company believes this course of action has and will continue to increase shareholder value and allow it to focus on growing its business. As a result of its decision to dispose of these businesses, the Company has accounted for them as discontinued operations in the accompanying consolidated financial statements. It ceased depreciation of the assets of discontinued operations upon committing to the disposal plans.

On April 3, 2009, the Company completed the sale of DSD to the U.S. subsidiary of VIA optronics GmbH, a German company (“VIA”). The Company sold the operating assets of DSD, primarily consisting of inventory, equipment and intellectual property, for approximately $2.3 million. As of the date of sale, other non-operating net assets of approximately $0.9 million, consisting primarily of accounts receivable and residual liabilities, were retained to be settled in the normal course of business. Other non-operating liabilities of ($0.3) million remained as of September 30, 2009. These non-operating net assets (liabilities) are included as part of continuing operations. During the second quarter of fiscal 2009, the Company also completed the disposition of its commercial microelectronic product lines. The Company recorded a loss on sale of discontinued operations of ($0.7) million, net of tax, on these two disposals during fiscal year 2009.

During the third quarter of fiscal 2009, the Company concluded that there was a change in the plan for the disposal of IED and that, rather than one disposal group, there were to be three disposal groups. The Company sold a group of assets of IED, primarily equipment and a patent, in the third quarter of fiscal 2009. The second group of IED, which consisted of the remaining equipment, was disposed of in the fourth quarter of fiscal 2009. Land and the building comprise the third disposal group of IED, which is expected to be sold in fiscal 2010. All production and shipments by IED were completed in the third quarter of fiscal 2009. The Company recorded a total gain on sale of discontinued operations of $0.1 million, net of tax, on these disposals during fiscal year 2009.

The discontinued operations generated $14.4 million in revenues in fiscal 2009 compared to $40.1 million in fiscal 2008 and $52.2 million in fiscal 2007. Gross profit for discontinued operations for fiscal 2009 was $3.2 million, or 22%, compared to $5.4 million, or 14%, in fiscal 2008 and $8.6 million, or 16%, in fiscal 2007. Loss from discontinued operations, net of tax was ($0.3) million in fiscal 2009 compared to ($5.0) million in fiscal 2008 and ($2.1) million in fiscal 2007. The lower loss in fiscal 2009 was due to the final disposition of DSD and the commercial microelectronics product lines in fiscal 2009, as well as the last time buys for IED. Loss on sale of discontinued operations, net of tax was ($0.6) million, in fiscal 2009 compared to a loss of ($3.5) million in fiscal 2008 and $0 in fiscal 2007.

At September 30, 2009, the Company had entered into a contract to sell the land and building for $636,000. The closing is expected to occur in December 2009.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loss from discontinued operations consists of direct revenues and direct expenses of the commercial microelectronic product lines, the IED and the DSD businesses. General corporate overhead costs have not been allocated to discontinued operations. A summary of the operating results included in discontinued operations in the accompanying consolidated statements of operations is as follows:

	Year Ended
	September 30, 2009	September 27, 2008	September 29, 2007
Net sales	$14,369	$40,062	$52,166
Cost of sales	11,143	34,620	43,612

Gross profit	3,226	5,442	8,554
Total operating expenses	3,461	11,384	12,363

Loss from operations before income taxes	(235)	(5,942)	(3,809)
Benefit from (provision for) income taxes	(109)	987	1,722

Loss from discontinued operations, net of tax	(344)	(4,955)	(2,087)
Loss on sale of discontinued operations, net of tax	(623)	(3,515)	—

Loss from discontinued operations	$(967)	$(8,470)	$(2,087)

A summary of the assets and liabilities related to the discontinued operations of the commercial microelectronic, IED and DSD product lines classified as assets held for sale and liabilities related to assets held for sale in the accompanying consolidated balance sheets is as follows:

	September 30, 2009	September 27, 2008
Assets held for sale (current):
Accounts receivable, net	$174	$5,618
Inventories	—	4,607
Deferred income taxes and prepaid expenses	—	2,443

Total	$174	$12,668

Assets held for sale (long-term):
Property, plant and equipment, net	$486	$1,326
Deferred income taxes	310	286
Other assets	—	50

Total	$796	$1,662

Liabilities related to assets held for sale (current):
Accounts payable	$26	$1,418
Accrued expenses	317	856
Deferred income taxes	9	—
Deferred revenue	—	53

Total	$352	$2,327

Liabilities related to assets held for sale (long-term):
Deferred income taxes	$—	$32
Other long-term liabilities	—	69

Total	$—	$101

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	GEOGRAPHICAL INFORMATION

A significant portion of the Company’s net sales were shipped to foreign customers. Export sales as a percent of total net sales in fiscal 2009, 2008 and 2007 were 31%, 30% and 35%, respectively. A summary of net sales by geographic region is as follows (in thousands of dollars):

	2009	2008	2007
United States of America	$43,091	$39,728	$33,899
Europe and Middle East	12,240	8,457	9,279
Asia Pacific	6,338	6,544	7,473
Other	890	1,626	1,422

Total Net Sales	$62,559	$56,355	$52,073

15.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Fiscal 2009
	Year	Sep 30	Jul 4	Apr 4	Jan 3
	(In thousand of dollars, except per share data)
Net sales	$62,559	$15,524	$16,620	$17,120	$13,295
Gross profit	$24,566	$5,822	$6,148	$7,293	$5,303
Income from continuing operations before income taxes	$4,214	$1,079	$757	$1,735	$643
Income from continuing operations	$2,996	$1,000	$350	$1,153	$493
Income (loss) from discontinued operations	(967)	(157)	(126)	(1,017)	333

Net income	$2,029	$843	$224	$136	$826

Income from continuing operations per common share:
Basic	$0.13	$0.04	$0.02	$0.05	$0.02

Diluted	$0.13	$0.04	$0.02	$0.05	$0.02

Income (loss) from discontinued operations per common share:
Basic	$(0.04)	$(0.01)	$(0.01)	$(0.04)	$0.01

Diluted	$(0.04)	$(0.01)	$(0.01)	$(0.04)	$0.01

Net income per common share:
Basic	$0.09	$0.04	$0.01	$0.01	$0.04

Diluted	$0.09	$0.04	$0.01	$0.01	$0.04

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2008
	Year	Sep 27	Jun 28	Mar 29	Dec 29
	(In thousand of dollars, except per share data)
Net sales	$56,355	$14,855	$14,807	$14,605	$12,088
Gross profit	$22,897	$6,008	$6,450	$5,927	$4,512
Income (loss) from continuing operations before income taxes	$3,621	$(1,189)	$2,165	$1,973	$672
Income (loss) from continuing operations	$2,483	$(1,094)	$1,698	$1,323	$556
Loss from discontinued operations	(8,470)	(1,536)	(3,727)	(2,890)	(317)

Net income (loss)	$(5,987)	$(2,630)	$(2,029)	$(1,567)	$239

Income (loss) from continuing operations per common share:
Basic	$0.11	$(0.05)	$0.08	$0.06	$0.02

Diluted	$0.11	$(0.05)	$0.07	$0.06	$0.02

Loss from discontinued operations per common share:
Basic	$(0.38)	$(0.07)	$(0.17)	$(0.13)	$(0.01)

Diluted	$(0.37)	$(0.07)	$(0.16)	$(0.13)	$(0.01)

Net income (loss) per common share:
Basic	$(0.27)	$(0.12)	$(0.09)	$(0.07)	$0.01

Diluted	$(0.26)	$(0.12)	$(0.09)	$(0.07)	$0.01

Schedule II

White Electronic Designs Corporation and Subsidiaries

Valuation and Qualifying Accounts and Reserves

The following reserve related to continuing operations was deducted in the balance sheet from the asset to which applicable (in thousands of dollars):

Fiscal Year Ended	Balance at Beginning of Period	Charged/ (Credited) to Costs and Expenses	Reclassification from Discontinued to Continuing Operations	Deductions	Balance at End of Period
Accounts Receivable
September 30, 2009	$74	$(79)	$137	$(85)	$47
September 27, 2008	$46	$28	$—	$—	$74
September 29, 2007	$52	$(5)	$—	$(1)	$46